Exhibit 99.1

Scripps approves new contract for CEO Adam Symson

Aug. 2, 2022

CINCINNATI – The board of directors of The E.W. Scripps Company (NASDAQ: SSP) has approved a new contract for Scripps President and CEO Adam P. Symson that runs through Dec. 31, 2027.

The new agreement replaces a three-year contract that began Jan. 1, 2020.

Symson assumed the president and CEO role in August 2017. Since that time, he has engineered the acquisition of ION Media and the creation of a new, highly profitable operating division made up of nine national broadcast networks, significantly increased the durability and reach of the company’s Local Media portfolio and overseen significant improvement in the company’s short-term operating performance. He sold the radio station group as well as the Stitcher and Triton businesses at high returns. He launched company initiatives to expand its NextGen TV/ATSC 3.0 opportunity, its connected television distribution and the number of U.S. TV households using digital antennas. He also successfully steered the company through the COVID-19 pandemic and resulting economic standstill as well as the transition of more than 5,000 employees to remote work environments. In 2018, he appointed the company’s first chief diversity officer to accelerate its equity, diversity and inclusion initiatives.
“Adam’s vision and leadership have continually delivered shareholder value through forward-looking strategies that have transformed the company’s financial profile and positioned it for further growth and success,” said Kim Williams, chair of the board. “He is widely respected nationally as an accomplished media executive and a proponent of the First Amendment protections of free press and free speech, and he has fostered a mission-based, performance-focused and inclusive workplace culture. We appreciate Adam’s leadership, and we are pleased to be extending his tenure leading the company.”

Williams said the board and company’s approach to executive pay places a strong emphasis on variable compensation, in order to align management’s interest with those of its shareholders.

Contact: Carolyn Micheli, senior vice president, Corporate Communications and Investor Relations, 513-977-3732, Carolyn.micheli@scripps.com

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating a better-informed world. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of 61 stations in 41 markets. The Scripps Networks reach nearly every American through the national news outlets Court TV and Newsy and popular entertainment brands ION, Bounce, Grit, Laff, ION Mystery, Defy TV and TrueReal. Scripps is the nation’s largest holder of broadcast spectrum. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”
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